Exhibit 99.1

CHILEAN COBALT CORP. SIGNS BINDING EARN-IN AND OPTION AGREEMENT FOR NEORE RARE EARTH PROJECT IN SOUTHERN CHILE

BERWYN, PA – (January 14, 2026) – Chilean Cobalt Corp. (OTCQB: COBA) (“Chilean Cobalt” or the “Company”) is pleased to announce that it has entered into a binding earn-in and option agreement (the “Agreement”) with NeoRe SpA, a privately-held Chilean company (together, with its subsidiaries, “NeoRe”), following the successful execution of the previously-announced Letter of Intent.

This Agreement defines a clear, phased pathway under which Chilean Cobalt may advance technical work, de-risk the Project, and subject to achieving specific milestones, acquire up to 100% ownership of NeoRe and its rare earth element (“REE”) project located in southern Chile (the “Project”).

The Project comprises approximately 4,250 hectares within the coastal belt region near Concepción, Chile and hosts an ionic adsorption clay-style REE system enriched with yttrium, neodymium, dysprosium, and terbium – elements critical to defense and advanced manufacturing supply chains.

Based on geological characteristics, infrastructure access, and prior technical work completed by NeoRe, the Project is considered well-suited to a low-complexity mining and processing approach. The parties intend to pursue a phased development strategy, designed to limit environmental footprint and upfront capital intensity, while targeting the potential for near-term commissioning and production scale-up within approximately 12 to 24 months, subject to technical, regulatory, and market conditions.

Under the Agreement, Chilean Cobalt will collaborate with NeoRe’s in-country technical team to execute a staged exploration and evaluation plan. Planned work includes:

•	Additional exploration drilling
•	Metallurgical optimization and bulk sample testing
•	Preparation and publication of an independent Mineral Resource Estimate
•	Completion of a scoping-level technical, economic, and ESG assessment

These milestones are designed to systematically evaluate the Project’s scale, metallurgy, and economic potential, while advancing it towards development readiness.

Upon successful completion of the agreed technical and evaluation milestones, Chilean Cobalt will have the option to acquire 100% of NeoRe in exchange for 6,000,000 common shares of Chilean Cobalt. If the option is exercised, the parties will enter into a definitive agreement setting forth final transaction terms, governance, and customary conditions.

In parallel with technical advancement, Chilean Cobalt and NeoRe have initiated engagement with potential processing groups, offtake partners, and other strategic counterparties, with a focus on establishing downstream processing and customer relationships in the United States. These discussions are expected to continue throughout the earn-in period, and are intended to support future development, funding, and commercialization pathways.

NeoRe’s technical team brings substantial experience in the evaluation and development of ionic adsorption clay deposits, with a strong emphasis on environmental stewardship and community engagement. Historical work completed prior to the Agreement include regional soil sampling programs, analytical studies, and pilot-scale downstream processing that successfully produced a rare earth oxide concentrate, providing an important technical foundation for the next phase of work.

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“We are pleased to progress from a non-binding Letter of Intent to a binding earn-in and option agreement with a clearly defined path forward,” said Duncan T. Blount, Chairman and Chief Executive Officer of Chilean Cobalt. “With a strong local technical team, encouraging historical results, and a structured milestone-driven work program, we believe this Project represents a compelling opportunity to expand our exposure to rare earth elements while maintaining disciplined capital allocation and a responsible development approach.”

The definitive acquisition agreement, if completed, will include customary conditions precedent, termination rights, and a jointly developed sustainability and community engagement framework, covering the full development of the Project, consistent with industry best practices and Chilean regulatory expectations.

This press release does not constitute an offer or sale of, or the solicitation of an offer to buy, securities of the Company nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based critical minerals exploration and development company focused on the La Cobaltera cobalt-copper project in northern Chile, one of the world’s few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding its ability to advance technical work and de-risk the Project, its ability to prepare and publish an independent Mineral Resource Estimate, its ability to achieve a definitive agreement with the option to acquire the Project, its ability to establish downstream processing and customer relationships in the United States, its ability to establish "Proven" or "Probable" Reserves, as defined by the SEC under Industry Guide 7, through the completion of a Definitive Feasibility Study for the minerals that the Company seeks to produce and the inherent risks of mining, exploration, development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.

Duncan T. Blount

Chairman & CEO

Duncan.Blount@chileancobaltcorp.com

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